Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 4, 2007, accompanying the statements of combined revenues and direct operating expenses of the oil and gas properties (“Properties”) purchased by Warren Resources, Inc. (“Warren”) in June 2007, for the years ended December 31, 2006 and 2005, included in the Warren Resources, Inc. Form 8-K filed on September 4, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Warren Resources, Inc. on Form S-3 (File No. 333-130109, effective December 2, 2005) and on Form S-8 (File No. 333-125277, effective May 26, 2005).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
September 4, 2007